Exhibit (a)(8)

                                                           PRESS RELEASE
                                                           FOR IMMEDIATE RELEASE



MacKenzie Patterson, Inc.,
1640 School Street
Moraga, California 94556

                                  June 16, 2000

Offer for units of limited partnership interest ("Units") in JMB INCOME PROPERTIES, LTD. - V, an Illinois limited partnership(the "Partnership") , extended through June 30, 2000 and purchase price reduced to $90 per Unit

     MP VALUE FUND 4, LLC; MP VALUE FUND 5, LLC; MORAGA FUND 1, L.P.; ACCELERATED HIGH YIELD INSTITUTIONAL INVESTORS, LTD.; ACCELERATED HIGH YIELD INSTITUTIONAL FUND, LTD.; MORAGA-DEWAAY FUND, LLC; MP FALCON FUND, LLC; MORAGA GOLD, LLC; and PREVIOUSLY OWNED MORTGAGE PARTNERSHIPS INCOME FUND, L.P.(collectively the "Purchasers") have extended the expiration date for their tender offer to purchase up to 15,402 Units of the Partnership through June 30, 2000, and have reduced the purchase price to $90 per Unit, less the amount of any distributions declared or made with respect to the Units between May 3, 2000 and June 30, 2000, or such other date to which this Offer may be further extended.

     As of June 14, 2000, approximately 2,800 Units had been tendered to the bidders by security holders and not withdrawn.

     For further information, contact Christine Simpson at the above address.